EXHIBIT 99.1

NB&T Financial Reports Increased Earnings for 2007

January 15, 2008

NB&T Financial Group, Inc. (Nasdaq: NBTF), parent company of The National Bank and Trust Company, Wilmington, Ohio, announced net income for 2007 was $4,432,000, or $1.39 per diluted share, compared to net income of $1,856,000, or $.58 per diluted share, for 2006. The earnings improvement was across the board with increases in net interest income and non-interest income, and decreases in the loan loss provision and non-interest expenses.

Net interest income was $18.7 million for 2007, compared to $18.3 million for last year, despite a decrease in average earning assets of approximately $67.8 million. As a result, net interest margin increased to 3.78% for this year from 3.26% for last year. Interest income was $32.9 million for 2007 compared to $34.1 million in 2006, which is the result of lower loan volumes. Total interest expense decreased $1.5 million to $14.3 million in 2007 from $15.8 million last year. The decrease is primarily the result of the reduction in Federal Home Loan Bank advances, short-term borrowings and time deposits. These liability decreases, along with reductions in the investment and indirect loan portfolios, were all part of last year’s balance sheet restructuring to improve the Company’s net interest margin.

Commenting on these results, President and CEO John Limbert stated, “Our balance sheet decrease of $37.0 million was a planned result. We exited the indirect car loan business, and with no new indirect car loans being generated, our balances decreased $19.0 million. Our commercial loans dropped by $15.0 million as we moved our credit criteria to higher standards. And, our mortgage loan balances decreased by $10.0 million due to selling loans in the secondary market. We deployed these excess funds into our investment portfolio. Our deposits, while appearing to be $33.0 million lower, actually only decreased $8.0 million. We moved over $25.0 million in high balance public fund deposits to off-balance sheet sweep accounts, which generated fee income. The remaining $8.0 million of deposit reduction reflects our focus on rewarding our relationship clients with attractive rates while not extending a market rate to single product buyers.”

The provision for loan losses was decreased to $135,000 in 2007 from $1.3 million in 2006. The lower provision for loan losses in 2007 is a result of two factors. First, non-performing loans were down approximately $6.4 million at December 31, 2007 compared to December 31, 2006. As a result, the ratio of non-performing loans to total loans dropped to 0.55% at December 31, 2007 from 2.04% last year. Secondly, actual loan balances at December 31, 2007 were down $52.5 million from December 31, 2006 with the largest decrease in consumer loans, which had the highest historical loss experience. The percentage of the allowance for loan losses to total loans was 1.00% at December 31, 2007.

Mr. Limbert continued, “The reduction in non-performing loans of $6.4 million is a direct result of our efforts to improve asset quality going back to last year. We resolved several problem loans and continued to focus new originations on higher quality credits. While the industry is struggling with asset quality issues, the reduction in our provision reflects our current assessment of the loan portfolio. We do not have a sub-prime morgage portfolio or exposure”.

Non-interest income was $8.2 million for 2007 and $7.9 million in 2006. Included in the 2006 results, the Company realized $1.3 million in net securities losses, which was partially offset by a gain of approximately $1.1 million on the sale of a branch. During 2007, the Company recorded increased gains on loans sold in the secondary market and fees earned on sweep account services started during the second half of 2006. These gains were partially offset by lower deposit service charges and overdraft fees. The Company realized $1.34 million in net securities losses in 2006 from the sale of $66.3 million in securities. The Company sold no securities during 2007.

Non-interest expense decreased $2.0 million to $21.3 million for 2007, compared to $23.3 million for 2006. The decrease was primarily due to $1.4 million in prepayment penalties from the early payoff of approximately $47.2 million in Federal Home Loan Bank debt and increased marketing expenses related to the Company’s branding initiatives in 2006.

On December 18, 2007 the Board of Directors declared a dividend of $0.28 per share, payable January 21, 2008 to shareholders of record on December 31, 2007. This amount of dividend represents a 3.7% increase from the fourth quarter of 2006.

SELECTED CONSOLIDATED FINANCIAL HIGHLIGHTS

(in thousands, except per share data)

(Unaudited)

	Three Months Ending					Year Ending
	12/31/2007	9/30/2007	6/30/2007	3/31/2007	12/31/2006	12/31/2007	12/31/2006
Statements of Income
Interest income	$8,077	$8,226	$8,627	$8,016	$8,292	$32,947	$34,096
Interest expense	3,325	3,640	3,678	3,633	3,675	14,276	15,795

Net interest income	4,752	4,586	4,949	4,383	4,617	18,671	18,301
Provision for loan losses	(45)	30	145	5	180	135	1,330
Other non-interest income	2,043	2,020	2,148	2,031	1,966	8,240	8,095
Net gains/(losses) on sales of securities	—	—	—	—	—	—	(1,342)
Gain on sale of branch	—	—	—	—	1,099	—	1,099

Total non-interest income	2,043	2,020	2,148	2,031	3,065	8,240	7,852

Other non-interest expenses	5,402	5,324	5,382	5,207	5,522	21,316	21,949
FHLB prepayment penalties	—	—	—	—	—	—	1,363

Total non-interest expenses	5,402	5,324	5,382	5,207	5,522	21,316	23,312

Income before income taxes	1,438	1,252	1,570	1,202	1,980	5,460	1,511
Income taxes	286	223	323	196	451	1,028	(345)

Net income	$1,152	$1,029	$1,247	$1,006	$1,529	$4,432	$1,856

Per Share Data
Basic earnings per share	$0.36	$0.32	$0.39	$0.32	$0.48	$1.39	$0.58
Diluted earnings per share	0.36	0.32	0.39	0.32	0.48	1.39	0.58
Dividends per share	0.28	0.28	0.28	0.28	0.27	1.12	1.08
Book value at quarter end	18.52	18.35	18.15	18.12	18.01	18.52	18.01
Average basic shares outstanding	3,182	3,182	3,189	3,186	3,175	3,188	3,175
Average diluted shares outstanding	3,183	3,183	3,191	3,186	3,176	3,190	3,176

Balance Sheet Items (Quarter End)
Total assets	$518,914	$528,524	$540,814	$546,912	$555,182	$518,914	$555,182
Securities	89,285	86,705	79,573	79,104	82,896	89,285	82,896
Loans	357,763	373,483	384,983	401,753	410,221	357,763	410,221
Allowance for loan losses	3,594	3,824	3,993	4,614	4,762	3,594	4,762
Deposits	420,254	428,895	443,421	447,048	453,268	420,254	453,268
Borrowings	35,523	36,801	36,125	37,601	39,612	35,523	39,612
Total shareholders’ equity	58,883	59,112	58,545	58,517	58,223	58,883	58,223

Assets Under Management
Total assets	$518,914	$528,524	$540,814	$546,912	$555,182	$518,914	$555,182
Cash management sweep accounts	54,012	54,659	41,881	39,703	29,260	54,012	29,260
Market value of trust assets	203,286	201,657	188,597	183,332	180,050	203,286	180,050

Total assets under management	776,212	784,840	771,292	769,947	764,492	776,212	764,492

Selected Financial Ratios
Return on average assets	0.86%	0.76%	0.91%	0.73%	1.09%	0.82%	0.30%
Return on average equity	7.70	6.93	8.50	6.97	10.44	7.53	3.21
Dividend payout ratio	77.78	87.50	71.79	87.50	56.25	80.58	186.21
Net interest margin	3.89	3.70	3.98	3.55	3.58	3.78	3.26
Non-interest expense to total revenue	79.50	80.59	75.83	81.18	71.88	79.21	89.14
Average loans to average total assets	68.72	71.02	72.79	74.15	74.51	71.62	69.34
Average equity to average total assets	11.20	10.98	10.88	10.71	10.43	10.94	9.48
Non-performing loans to total loans	0.55	0.92	0.86	2.38	2.04	0.55	2.04
Loan loss allowance to total loans	1.00	1.02	1.04	1.15	1.16	1.00	1.16
Loan loss allowance to non-performing loans	181.33	111.36	120.38	48.35	56.93	181.33	56.93
Net charge-offs to average loans	0.20	0.21	0.78	0.15	0.15	0.34	0.15